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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 3 to Registration Statement No. 333-118073 of our report dated March 28, 2005 (June 27, 2005 as to the effects of the subsequent event described in Note 20 and the restatement described in Note 21), which includes an unqualified opinion and an explanatory paragraph for the restatement discussed in footnote 21 appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
Princeton, NJ
June 27, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM